As filed with the Securities and Exchange Commission on November 12, 2003
Registration No. 333-108969

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Buckeye Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4610	23-2432497
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5002 Buckeye Road

Emmaus, PA 18049
(484) 232-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrants’ Principal Executive Offices)

Stephen C. Muther, Esquire

Senior Vice President, Administration,
General Counsel and Secretary
Buckeye Pipe Line Company
5 Radnor Corporate Center, Suite 500
100 Matsonford Road
Radnor, PA 19087
(484) 232-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)

Copies of all communications to:

Howard L. Meyers, Esq.

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
215-963-5000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Subject to Completion, Dated November 12, 2003

PROSPECTUS

Buckeye Partners, L.P.

Offer to Exchange

$150,000,000 of our 6 3/4% Notes due 2033

The Exchange Offer:

      We are offering to issue our 6 3/4% Notes due 2033 in exchange for an equal principal amount of our 6 3/4% Notes due 2033 that were issued on August 19, 2003 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. In this prospectus, we refer to the notes offered hereby as the “new notes” or the “exchange notes” and to the notes issued on August 19, 2003 as the “old notes” or the “outstanding notes.” We use the term “notes” when describing both the new notes and the outstanding notes. All outstanding notes that are validly tendered in the exchange offer and not withdrawn will be exchanged. The exchange offer expires at 5:00 p.m., New York City time, on December 15, 2003, unless we extend it.

      Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer. We will pay the expenses of the exchange offer and will not receive any proceeds from the exchange offer.

The Notes:

      The terms of the new notes that we will issue in the exchange offer will be substantially identical to the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the new notes.

      The notes bear interest at the rate of 6 3/4% per year. Interest on the notes is payable on February 15 and August 15 of each year, beginning on February 15, 2004. The notes mature on August 15, 2033.

      We may redeem the notes, in whole or in part, at any time or from time to time prior to their maturity at the redemption price described in this prospectus. See “Description of the Notes — Optional Redemption.”

      The notes are the senior unsecured indebtedness of Buckeye Partners, L.P. and will rank equally in right of payment to our other senior indebtedness. The notes will be effectively junior to all existing and future debt and other liabilities of our subsidiaries.

      No public market currently exists for the outstanding notes. We do not intend to list the new notes on any securities exchange, and no active public market is anticipated.

      You should consider carefully the “Risk Factors” beginning on page 5 before participating in the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November      , 2003

WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
EXCHANGE OFFER AND REGISTRATION RIGHTS AGREEMENT
BOOK-ENTRY, DELIVERY AND FORM
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
INDEX TO EXHIBITS
OPINION OF MORGAN, LEWIS & BOCKIUS LLP.
STATEMENT REGARDING COMPUTATION OF RATIOS...
INDEPENDENT AUDITORS' CONSENT

Where You Can Find More Information	ii
Summary	1
Risk Factors	5
Forward-Looking Statements	9
Use of Proceeds	10
Ratio of Earnings to Fixed Charges	10
Capitalization	11
Selected Historical Financial and Operating Data	12
The Exchange Offer	13
Description of the Notes	22
Exchange Offer and Registration Rights Agreement	33
Book-Entry, Delivery and Form	36
Certain United States Federal Income Tax Considerations	38
Plan of Distribution	43
Legal Matters	44
Experts	44

      You should rely only upon the information contained in, or incorporated into, this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this document is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. See “Where You Can Find More Information” on page ii of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports and other information with the Securities and Exchange Commission, or SEC. Copies of those reports and other information may be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms.

      Copies of these materials may also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding us.

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the exchange notes offered hereby. This prospectus is a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement or in the exhibits to the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the exchange notes offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected in the manner set forth above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement.

      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. The information incorporated by reference in this prospectus as set forth below is considered to be a part of this prospectus and later information contained in this prospectus or filed with the SEC may modify and supercede this information or any information contained in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

•	Our Current Reports on Forms 8-K filed on February 26, 2003, July 8, 2003 and August 15, 2003.

      In addition, we also incorporate by reference all future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the completion of the distribution of the exchange notes offered hereby. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports on Form 8-K furnished under Item 9 or 12 of Form 8-K), as well as proxy statements.

      The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

      We will provide without charge to each person to whom a copy of this prospectus is delivered upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). To obtain timely delivery of this information, we must receive your request no later than five (5) business days before the expiration date of the exchange offer.

      Written or oral requests for such copies should be directed to Buckeye Partners, L.P., 5002 Buckeye Road, P.O. Box 368, Emmaus, Pennsylvania 18049, Attention: Investor Relations (telephone (484) 232-4000).

ii

SUMMARY

      This summary highlights certain information contained elsewhere in this prospectus and may not contain all of the information important to you. We urge you to carefully read this prospectus, including the “Risk Factors” section, as well as the documents incorporated by reference into this prospectus. In this prospectus, unless otherwise provided or the context requires otherwise, “Buckeye Partners,” “we,” “us” and “our” each refers to Buckeye Partners, L.P. and its subsidiaries.

The Exchange Offer

      The following summary is provided for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see “Description of Notes.”

The Exchange Offer	We are offering to issue up to $150,000,000 aggregate principal amount of our 6 3/4% Notes due 2033 which have been registered under the Securities Act of 1933, as amended, or the Securities Act, in exchange for an equal principal amount of our outstanding notes. The outstanding notes were originally issued and sold by us on August 19, 2003, in reliance on an exemption from registration under the Securities Act.

We believe you may offer the new notes for resale, and resell and otherwise transfer them, without compliance with the registration or prospectus delivery provisions of the Securities Act if:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you; and

• you are not an affiliate, as defined in Rule 405 of the Securities Act, of Buckeye Partners.

The exchange offer, once commenced, will remain open for at least 20 business days and will expire at 5:00 p.m., New York City time, on December 15, 2003, unless we decide to extend the expiration date. We will issue the exchange notes promptly after the expiration of the exchange offer.

Conditions to the Exchange Offer	We may end or amend the exchange offer if:

• any legal proceeding, government action or other adverse development materially impairs our ability to complete the exchange offer;

• any SEC rule, regulation or interpretation materially impairs the exchange offer; or

• we have not obtained all necessary governmental approvals with respect to the exchange offer.

Please refer to the section in the prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer” for a complete discussion of these conditions. We may waive any or all of these conditions. At this time, there are no adverse proceedings, actions or developments pending or, to our knowledge, threatened against us that would prohibit us from completing the exchange offer. Furthermore, no federal or state governmental approvals are necessary to complete the exchange offer.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to the close of business, New York City time, on the expiration date of the exchange offer.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must:

• complete, sign and date the accompanying letter of transmittal, or a facsimile copy of the letter of transmittal; or

• tender outstanding notes following the procedures for book-entry transfer described in this prospectus.

You must mail or otherwise deliver the documentation and your outstanding notes to SunTrust Bank, as exchange agent, at one of the addresses listed on the letter of transmittal.

Special Procedures for Beneficial Owners	If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender outstanding notes. Please refer to the section in this prospectus entitled “The Exchange Offer — Procedures for Tendering Outstanding Notes” for more specific instructions on tendering your outstanding notes.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot get required documents to the exchange agent on time, or you cannot complete the procedure for book-entry transfer on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive outstanding notes of like principal, which will be retired and cancelled.

Federal Income Tax Consequences	The exchange of notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled “Certain United States Federal Tax Considerations” for a more complete discussion of the tax consequences of tendering your outstanding notes in the exchange offer.

Exchange Agent	SunTrust Bank is serving as exchange agent in the exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer — Exchange Agent” for more information on the exchange agent.

The New Notes

      The new notes will evidence the same debt as the outstanding notes. The same indenture and supplemental indenture will govern both the outstanding notes and the new notes. Please refer to the section in this prospectus entitled “Description of Notes” for a more complete description of the terms of the notes.

Issuer	Buckeye Partners, L.P.

Securities offered	$150,000,000 initial aggregate principal amount of 6 3/4% Notes due 2033.

Maturity date	August 15, 2033.

Interest payment dates	February 15 and August 15 of each year, commencing February 15, 2004.

Optional redemption	At the issuer’s option, any or all of the notes may be redeemed, in whole or in part, at any time, at the redemption price described under “Description of the Notes — Optional Redemption.”

Ranking of the new notes	The notes:

• will be senior unsecured indebtedness of the issuer, ranking equally in right of payment with all of its existing and future unsubordinated debt and pari passu with the outstanding notes;

• will be non-recourse to the general partner of the issuer;

• will be senior in right of payment to any future subordinated debt of the issuer;

• will be effectively junior to any secured debt of the issuer to the extent of the collateral securing such debt; and

• will not be guaranteed by any subsidiaries of the issuer and will be effectively junior to all existing and future debt and other liabilities of the issuer’s subsidiaries. See “Description of the Notes — Ranking; No Liability of General Partner.”

Certain covenants	The notes will be issued under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• incur debt secured by liens;

• engage in sale-leaseback transactions; or

• merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity.

Further issuances	We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes.

Buckeye Partners, L.P.

      Buckeye Partners, L.P. is a Delaware limited partnership engaged in the transportation of refined petroleum products primarily serving the northeastern and midwestern United States. Limited partnership interests in Buckeye Partners are represented by publicly traded units and the limited partners are referred to as unitholders. We conduct all of our operations through four operating subsidiaries. These operating subsidiaries are Buckeye Pipe Line Company, L.P., Laurel Pipe Line Company, L.P., Everglades Pipe Line Company, L.P. and Buckeye Pipe Line Holdings, L.P. We own approximately a 99% limited partnership interest in each of the operating subsidiaries.

      Buckeye Pipe Line Company serves as our general partner. Buckeye Pipe Line Company owns approximately a 1% general partnership interest in us and approximately a 1% general partnership interest in each of our operating subsidiaries, for an effective 2% interest in us. Buckeye Pipe Line Company is controlled by Glenmoor Ltd. Glenmoor is owned by certain directors and members of senior management of Buckeye Pipe Line Company and trusts for the benefit of their families and by certain other management employees.

      We own and operate one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 3,800 miles of pipeline serving 12 states. We also operate, through wholly owned subsidiaries, approximately 1,400 miles of pipeline under agreements with major oil and chemical companies, as well as 15 refined petroleum products terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania.

      Our address is 5002 Buckeye Road, Emmaus, Pennsylvania 18049, and our telephone number is (484) 232-4000.

Risk Factors

      You should read carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under the caption “Risk Factors” before participating in the exchange offer.

RISK FACTORS

      You should carefully consider the risks described below and the other information included in this prospectus and the documents incorporated by reference herein before tendering outstanding notes in the exchange offer.

Risks relating to the exchange offer

If you do not exchange your outstanding notes for new notes, your notes will continue to have restrictions on transfer.

      If you do not exchange your outstanding notes for new notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances described in the registration rights agreement discussed in the section “Exchange Offer and Registration Rights Agreement.”

Risks relating to our business

Changes in petroleum demand and distribution may adversely affect our business.

      Demand for the service provided by our operating partnerships depends upon the demand for petroleum products in the regions served. Prevailing economic conditions, price and weather affect the demand for petroleum products. Changes in transportation and travel patterns in the areas served by our pipelines also affect the demand for petroleum products because a substantial portion of the refined petroleum products transported by our pipelines is ultimately used as fuel for motor vehicles and aircraft. If these factors result in a decline in demand for petroleum products, the business of our operating partnerships would be particularly susceptible to adverse effects because they operate without the benefit of either exclusive franchises from government entities or long term contracts.

      Energy conservation, changing sources of supply, structural changes in the oil industry and new energy technologies also could adversely affect our business. We cannot predict or control the effect of each of these factors on us or our operating partnerships.

Our operating partnership’s rate structure is subject to regulation and change by the Federal Energy Regulatory Commission.

      Buckeye Pipe Line Company, L.P., one of our operating partnerships, is an interstate common carrier regulated by the Federal Energy Regulatory Commission, or FERC, under the Interstate Commerce Act and the Department of Energy Organization Act. Buckeye Pipe Line Company, L.P. presently is authorized to charge rates set by market forces, subject to limitations, rather than by reference to costs historically incurred by the pipeline, in 15 regions and metropolitan areas.

      The Buckeye program is an exception to the generic oil pipeline regulations the FERC issued under the Energy Policy Act of 1992. The generic rules rely primarily on an index methodology that allows a pipeline to change its rates in accordance with an index that the FERC believes reflects cost changes appropriate for application to pipeline rates. In the alternative, a pipeline is allowed to charge market-based rates if the pipeline establishes that it does not possess significant market power in a particular market.

      The Buckeye rate program was reevaluated by the FERC in July 2000, and was allowed to continue with no material changes. We cannot predict the impact, if any, that a change in the FERC’s method of regulating Buckeye Pipe Line Company, L.P. would have on our operations, financial condition or results of operations.

Our partnership status may be a disadvantage to us in calculating cost of service for rate-making purposes.

      In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership’s cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. Because corporations are taxpaying entities, income taxes are generally allowed to be included as a corporate cost-of-service. While we currently do not use the cost-of-service methodology to support our rates, these decisions might adversely affect us should we elect in the future to use the cost-of-service methodology or should we be required to use that methodology to defend our rates if challenged by our customers. This could put us at a competitive disadvantage.

Environmental regulation may impose significant costs and liabilities on us.

      Our operating partnerships are subject to federal, state and local laws and regulations relating to the protection of the environment. Risks of substantial environmental-related liabilities are inherent in pipeline operations, and we cannot assure you that the operating partnerships will not incur material environmental liabilities. Additionally, our costs could increase significantly and we could face substantial liabilities, if, among other developments:

•	environmental laws, regulations and enforcement policies become more rigorous; or

•	claims for property damage or personal injury resulting from the operations of the operating partnerships are filed.

Department of Transportation regulations may impose significant costs and liabilities on us.

      The operating partnerships’ pipeline operations are subject to regulation by the Department of Transportation. These regulations require, among other things, that pipeline operators engage in a regular program of pipeline integrity testing to assess, evaluate, repair and validate the integrity of their pipelines, which, in the event of a leak or failure, could affect populated areas, unusually sensitive environmental areas, or commercially navigable waterways. In response to these regulations, the operating partnerships conduct pipeline integrity tests on an ongoing basis. Depending on the results of these integrity tests, the operating partnerships could incur significant and unexpected capital and operating expenditures, not accounted for in anticipated capital or operating budgets, in order to repair such pipelines to ensure their continued safe and reliable operation.

Terrorist attacks could adversely affect our business.

      On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the United States government has issued warnings that energy assets, specifically our nation’s pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, refineries or terminals, could have a material adverse effect on our business.

We may experience difficulty in renewing our current insurance policies on acceptable terms and with adequate coverages.

      Our operating partnerships operations are currently covered by property, casualty, workers’ compensation and environmental insurance policies. Future terrorist attacks may make it difficult or impossible for us to obtain replacement policies on the same terms, and providing the same scope of coverage, as our current policies, in particular with respect to losses resulting from acts of war or terrorism, or from environmental liabilities. If a material uninsured loss or a loss in excess of insured limits should occur, our results of operations would be adversely affected.

Competition could adversely affect our operating results.

      Generally, pipelines are the lowest cost method for long-haul overland movement of refined petroleum products. Therefore, our most significant competitors for large volume shipments are other existing pipelines, many of which are owned and operated by major integrated oil companies. In addition, new pipelines (including pipeline segments that connect with existing pipeline systems) could be built to effectively compete with us in particular locations.

      We compete with marine transportation in some areas. Tankers and barges on the Great Lakes account for some of the volume to certain Michigan, Ohio and upstate New York locations during the approximately eight non-winter months of the year. Barges are presently a competitive factor for deliveries to the New York City area, the Pittsburgh area, Connecticut and Ohio.

      Trucks competitively deliver product in a number of areas that we serve. While their costs may not be competitive for longer hauls or large volume shipments, trucks compete effectively for incremental and marginal volumes in many areas that we serve. The availability of truck transportation places a significant competitive constraint on our ability to increase our operating partnerships’ tariff rates.

      Privately arranged exchanges of product between marketers in different locations are an increasing but non-quantified form of competition. Generally, these exchanges reduce both parties’ costs by eliminating or reducing transportation charges. In addition, consolidation among refiners and marketers that has accelerated in recent years has altered distribution patterns, reducing demand for transportation services in some markets and increasing them in other markets.

We are a holding company and depend entirely on our operating partnerships’ distributions to service our debt obligations.

      We are a holding company with no material operations. If we do not receive cash distributions from our operating partnerships, we will not be able to meet our debt service obligations.

We may not be successful in growing through acquisitions or integrating acquired businesses.

      Part of our business strategy includes acquiring additional businesses that will allow us to increase distributions to unitholders. We believe that we can profitably combine the operations of acquired businesses with our existing operations. However, unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Successful business combinations require management and other personnel to devote significant amounts of time to integrating the acquired business with existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. We cannot guarantee that we will be able to identify attractive acquisition candidates in the future, or that we will be able to acquire targeted businesses on economically acceptable terms or successfully integrate them into our existing operations and make cost saving changes.

Risks relating to partnership structure

Our general partner and its affiliates may have conflicts with our partnership.

      The directors and officers of the general partner and its affiliates have fiduciary duties to manage the general partner in a manner that is beneficial to its stockholder. At the same time, the general partner has fiduciary duties to manage our partnership in a manner that is beneficial to our partnership. Therefore, the general partner’s duties to us may conflict with the duties of its officers and directors to its stockholder.

      Such conflicts may arise from, among others, the following factors:

•	decisions by our general partner regarding the amount and timing of our cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

•	under our partnership agreement we reimburse the general partner for the costs of managing and operating the partnership; and

•	under our partnership agreement, it is not a breach of our general partner’s fiduciary duties for affiliates of our general partner to engage in activities that compete with us.

Our partnership agreement limits the liability of our general partner.

      Our general partner owes fiduciary duties to our unitholders. Provisions of our partnership agreement and the partnership agreements for each of the operating partnerships, however, contain language limiting the liability of the general partner to the unitholders for actions or omissions taken in good faith which do not involve gross negligence or willful misconduct. In addition, the partnership agreements grant broad rights of indemnification to the general partner and its directors, officers, employees and affiliates.

Risks relating to the notes

The notes are junior to our operating partnerships’ debt.

      The notes were issued by Buckeye Partners, L.P. and are structurally subordinated to the existing and future claims of our operating partnerships’ creditors. Holders of the notes are not creditors of our operating partnerships. The claims to the assets of our operating partnerships derive from our own partnership interests in those operating partnerships. Claims of our operating partnerships’ creditors will generally have priority as to the assets of our operating partnerships over our own partnership interest claims and will therefore have priority over the holders of our debt, including the notes. Our operating partnerships’ creditors may include:

•	general creditors;

•	trade creditors;

•	secured creditors;

•	taxing authorities; and

•	creditors holding guarantees.

      In addition, the notes are effectively junior to any secured debt of Buckeye Partners, L.P. to the extent of the collateral securing such debt.

Your ability to resell the notes may be limited by a number of factors.

      The new notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to list the new notes on any national securities exchange or to seek the admission of the new notes for quotation through the Nasdaq Stock Market, Inc. In addition, the new notes will not be eligible for trading on the Private Offerings, Resales, and Trading through Automatic Linkages Market, also known as the PORTAL Market. PORTAL is a computerized communications facility for primary offering and secondary trading of securities that are eligible for resale pursuant to Rule 144A and that are (1) restricted securities, as defined in Rule 144(a)(3), or (2) contractually required to be resold only in compliance with Rule 144, Rule 144A, Regulation S or in secondary private placements.

      If the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Accordingly, a market for the new notes may not develop.

FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements use forward-looking words such as “anticipate,” “continue,” “estimate,” “expect,” “may,” “will,” or other similar words, although some forward-looking statements are expressed differently. These statements discuss future expectations or contain projections. Specific factors which could cause actual results to differ from those in the forward-looking statements, include:

•	price trends and overall demand for refined petroleum products in the United States in general and in our service areas in particular. Economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demands;

•	changes, if any, in laws and regulations, including, among others, safety, tax and accounting matters or Federal Energy Regulatory Commission regulation of our tariff rates;

•	liability for environmental claims;

•	security issues affecting our assets, including, among others, potential damage to our assets caused by acts of war or terrorism;

•	unanticipated capital expenditures and operating expenses to repair or replace our assets;

•	availability and cost of insurance on our assets and operations;

•	our ability to successfully identify and complete strategic acquisitions and make cost saving changes in operations;

•	expansion in the operations of our competitors;

•	our ability to integrate any acquired operations into our existing operations;

•	shut-downs or cutbacks at major refineries that use our services;

•	deterioration in our labor relations;

•	changes in real property tax assessments;

•	disruptions to the air travel system; and

•	interest rate fluctuations and other capital market conditions.

      When considering forward-looking statements, you should keep in mind the risk factors contained in this prospectus. The events described in our risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. Although the expectations in the forward-looking statements are based on our current beliefs and expectations, we do not assume responsibility for the accuracy and completeness of such statements. Further, we undertake no obligation to update any of the forward-looking statements.

USE OF PROCEEDS

      We will not receive proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes, as described in this prospectus, we will receive outstanding notes of like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of our earnings to fixed charges for each of the periods indicated below are as follows:

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges	3.63	4.43	3.86	4.07	3.79	3.74	1.42

      These computations include us and our operating partnerships and subsidiaries, on a consolidated basis. For these ratios, “earnings” means the sum of the following:

•	pre-tax income from continuing operations; and

•	interest on indebtedness.

      The term “fixed charges” means the sum of the following:

•	interest on indebtedness;

•	capitalized interest; and

•	a portion of rents representative of the interest factor.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of September 30, 2003. This table should be read in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus.

As of
September 30, 2003

(In thousands)
Long-term debt:
4 5/8% Notes due 2013	$150,000
6 3/4% Notes due 2033	300,000

Total long-term debt	450,000

Partners’ capital	373,754

Total capitalization	$823,754

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

      We have derived the summary historical financial and operating data as of and for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 from our audited financial statements and related notes. We have derived the summary historical financial and operating data as of September 30, 2002 and 2003, and for the nine months then ended, from our unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the data. The results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full fiscal year. You should read the information below in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003, each of which is incorporated by reference in this prospectus.

						Nine Months
	Year Ended December 31,					Ended September 30,

	1998	1999	2000	2001	2002	2002	2003

	(In thousands, except for per unit and per barrel data)
Statement of income data:
Revenues	$184,477	$200,828	$208,632	$232,397	$247,345	$181,534	$202,814
Operating income(1)	74,358	95,936	91,475	98,331	102,362	74,009	79,237
Income from continuing operations	52,007	71,101	64,467	69,402	71,902	50,968	8,422
Net income(2)(3)	52,007	76,283	96,331	69,402	71,902	50,968	8,422
Earnings per partnership unit from continuing operations — assuming dilution	$1.92	$2.62	$2.38	$2.55	$2.64	$1.87	$0.29
Earnings per partnership unit — assuming dilution	$1.92	$2.81	$3.55	$2.55	$2.64	$1.87	$0.29
Balance sheet data (end of period):
Total assets	$618,099	$661,078	$712,812	$807,560	$856,171	$837,995	$919,805
Total debt	240,000	266,000	283,000	373,000	405,000	407,000	450,000
Partners’ capital	298,485	316,989	349,382	352,896	357,432	353,306	373,754
Cash flow data:
Net cash provided from continuing operations	$81,214	$84,614	$74,695	$80,998	$93,095	$51,744	$72,796
Capital expenditures	22,750	26,731	40,267	36,667	71,608	23,419	27,866
Acquisition and investment expenditures	—	19,487	20,693	85,551	—	—	35,988
Distributions to unitholders	56,666	58,757	64,951	66,464	67,923	50,945	53,910
Cash distributions per partnership unit	2.100	2.180	2.400	2.450	2.500	1.875	1.900
Operating data:
Transportation volumes (barrels per day)	1,031.2	1,056.1	1,061.5	1,090.4	1,101.4	1,089.6	1,128.3
Average revenue per barrel shipped (cents per barrel)	48.8	50.1	50.4	51.9	53.3	53.3	54.6

(1)	Operating income for 1999 includes a one-time property tax expense reduction of $11.0 million following the settlement of a real property tax dispute with the City and State of New York.

(2)	Net income in 1999 and 2000 includes earnings from discontinued refining operations of $5,182 and $5,682, respectively, and, in 2000, the gain on sale of discontinued refining operations of $26,182.

(3)	Net income for the period ended September 30, 2003 includes a charge of $45.5 million related to a yield maintenance premium paid in connection with the repayment of the Buckeye Pipe Line Company, L.P. Senior Notes.

THE EXCHANGE OFFER

General

      We are offering to exchange up to $150,000,000 aggregate principal amount of new notes for the same aggregate principal amount of outstanding notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

      Our obligations to accept outstanding notes for exchange pursuant to the exchange offer are limited by the conditions listed under “— Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

      As used in this description, the terms “we,” “us” and “our” refer to Buckeye Partners, L.P., and not to any of our subsidiaries or affiliates.

Purpose of the Exchange Offer

      We issued and sold $150,000,000 aggregate principal amount of the outstanding notes on August 19, 2003 in a transaction exempt from the registration requirements of the Securities Act. Because the transaction was exempt under the Securities Act, you may re-offer, resell or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

      In connection with the issuance and sale of the outstanding notes, we entered into a registration rights agreement which requires us to consummate this exchange offer by February 15, 2004. If we are unable to complete the exchange offer by February 15, 2004, the interest rate on the outstanding notes will increase by 0.25% per annum, which rate shall further increase by 0.25% per annum on the 91st day following such date (for a maximum of 50 basis points per annum) until such time as we complete the exchange offer.

      In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the outstanding notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part.

      We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file a registration statement to register any outstanding notes. Holders of outstanding notes that do not tender their outstanding notes or whose outstanding notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

Terms of the Exchange

      We are offering to exchange, upon the terms of this prospectus and the letter of transmittal, $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding notes. The terms of the new notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except that the offering of the new notes has been registered under the Securities Act and, therefore, the new notes will not be subject to restrictions on transfer applicable to the outstanding notes. The new notes will evidence the same indebtedness as the outstanding notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled “Description of Notes” for a more complete discussion of the terms of the notes.

      The exchange offer is not conditioned upon any minimum aggregate amount of outstanding notes being tendered for exchange.

      We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the new notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for outstanding notes may be offered for sale, resold and otherwise transferred by any holder of new notes (other than any holder which is an affiliate of ours or a broker-dealer that purchased outstanding notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holder’s business; the holder has no arrangement or understanding with any person to participate in the distribution of the new notes; and neither the holder nor any other person is participating in or intends to participate in a distribution of the new notes. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities; will not be allowed to rely on this interpretation by the staff; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of the new notes. If you are a broker-dealer that receives new notes for your own account in exchange for outstanding notes, where your outstanding notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. Please refer to the section in this prospectus entitled “Plan of Distribution” for a more complete discussion of your ability to resell the new notes.

      You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

      The exchange offer will expire at 5:00 p.m., New York City time, on December 15, 2003, unless we extend the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act. We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice (oral notice to be promptly confirmed in writing) to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The term “expiration date” as used herein means the latest time and date to which we extend the exchange offer. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

      We also reserve the right to:

•	end or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the outstanding notes.

      If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Outstanding Notes

      Your tender to us of your outstanding notes and our acceptance of the notes will constitute a binding agreement between you and us on the terms contained in this prospectus and in the letter of transmittal.

      You will tender outstanding notes by:

•	properly completing and signing the letter of transmittal or a facsimile copy of the letter, and delivering the letter, together with the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address listed below on or before the expiration date; or

•	complying with the procedure for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

      If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      The method of delivering the outstanding notes, letters of transmittal and all of the required documents is at the election and risk of the holder. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to insure timely delivery. No notes or letters of transmittal should be sent to us.

      If tendered outstanding notes are registered in the name of the person who signs the letter of transmittal and the new notes to be issued in exchange for the tendered notes are to be issued in the name of the registered holder, the signature of the signer need not be guaranteed.

      In addition, if any untendered outstanding notes are to be reissued in the name of the registered holder, the signature need not be guaranteed. A registered holder shall include any participant in The Depository Trust Company, or DTC, whose name appears on a security listing as an owner of outstanding notes.

      In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer, in form satisfactory to us and the exchange agent and duly executed by the registered holder. The signature of the endorsement or instrument of transfer must be guaranteed by an eligible institution. The following are considered eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.;

•	a clearing agency;

•	an insured credit union;

•	a savings association or a commercial bank; or

•	a trust company having an office or correspondent in the United States.

      If the new notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

      We understand that the exchange agent will confirm with DTC that any financial institution that is a participant in DTC’s system may use its Automated Tender Offer Program to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the outstanding notes will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of an agent’s message, an appropriate letter of transmittal with any registered signature guarantee, and any other documents required. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation; that the participant has received and agrees to be bound by the terms of the letter of transmittal; and that we may enforce such agreement against the participant.

      If you want to tender outstanding notes in the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or you cannot comply with the procedure for book-entry transfer on a timely basis, a tender may be effected if the exchange agent has received at its address listed below before the expiration date, a letter, telegram or facsimile transmission from an eligible institution listing your name and address, the names in which the outstanding notes are registered and, if possible, the certificate number of the outstanding notes to be tendered, and stating that the tender is being made by the letter, telegram or facsimile transmission and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, will be delivered by the eligible institution, together with a properly completed and duly executed letter of transmittal and any other required documents. Unless outstanding notes being tendered by the method described in the preceding sentence are deposited with the exchange agent within the time period described in the preceding sentence and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of the notice of guaranteed delivery from the exchange agent.

      Your tender will be deemed to have been received when the exchange agent receives:

•	your properly completed and duly signed letter of transmittal accompanied by the outstanding notes, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC; or

•	a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution.

      We will issue new notes in exchange for outstanding notes tendered by means of a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution only when the exchange agent receives (1) the letter of transmittal and any other required documents and (2) the tendered outstanding notes.

      We will determine all questions regarding the validity, form, eligibility, time of receipt and acceptance of outstanding notes tendered for exchange. You should be aware that:

•	We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes which acceptance might, in our judgment or that of our counsel, be unlawful.

•	We reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder that seeks to tender outstanding notes in the exchange offer.

•	Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions, shall be final and binding on all parties.

•	Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time as we shall determine.

•	Neither we, the exchange agent nor any other person shall have any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

      If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate they are acting in that capacity when signing, and, unless waived by us, you should provide evidence of their authority to act in that capacity.

      If you tender, you will be representing to us that:

•	the new notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving new notes, whether or not the person is the holder;

•	you are not an affiliate of ours;

•	you are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the new notes; and

•	if you are a broker or dealer registered under the Exchange Act, you will receive the new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities. You must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. Please refer to the section in this prospectus entitled “Plan of Distribution” for a more complete discussion of your ability to resell the new notes.

Terms and Conditions of the Letter of Transmittal

      By signing and returning the letter of transmittal you will be agreeing to the following terms and conditions, which are part of the exchange offer:

•	You are exchanging, assigning and transferring the outstanding notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.

•	You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the outstanding notes and acquire new notes issuable upon the exchange of tendered outstanding notes.

•	When we accept outstanding notes for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

•	You will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of such outstanding notes on the account books maintained by DTC.

      Our acceptance of any tendered outstanding notes and our issuance of new notes in exchange for the outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement to complete the exchange offer.

      All authority conferred by you will survive your death or incapacity and every obligation of yours will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators. You will also make the representations described above under “— Procedures for Tendering Outstanding Notes.”

Withdrawal Rights

      You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal, sent by telegram, facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

•	specify the name of the person that tendered the outstanding notes to be withdrawn;

•	specify the aggregate principal amount of outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	include a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the outstanding notes are to be registered, if different from that of the person that tendered the outstanding notes.

      The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes or otherwise comply with DTC’s procedures.

      Any outstanding notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to its book-entry transfer procedures, the outstanding notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or before the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue the new notes promptly after the acceptance. However, please refer to the section in this prospectus entitled “— Conditions to the Exchange Offer” below for a discussion of the conditions under which we may terminate the exchange offer and reject for exchange any outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when we give written notice of acceptance to the exchange agent.

      For each outstanding note accepted for exchange, the holder of the outstanding note will receive a new note having a principal amount at maturity equal to that of the surrendered outstanding note.

      In all cases, we will issue new notes for outstanding notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the outstanding notes or a book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal and all other required documents.

Conditions to the Exchange Offer

      We will not be required to accept for exchange, or to issue new notes in exchange for, any outstanding notes and may end or amend the exchange offer, by written notice to the exchange agent and either by a timely press release or by giving you oral or written notice, if at any time before the acceptance of the outstanding notes for exchange or the exchange of the new notes for the outstanding notes, any of the following conditions exist:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued, in each case, with respect to the exchange offer that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

•	any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we become aware of facts that have or may have adverse significance with respect to the value of the outstanding notes or the new notes or that may materially impair the contemplated benefits of the exchange offer to us; or

•	any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated that, in our good faith determination, does not permit us to effect the exchange offer; or

•	any governmental approval has not been obtained that we think is necessary for the completion of the exchange offer; or

•	there shall have been proposed, adopted or enacted any law, statute, rule or regulation, or an amendment to any existing law, statute, rule or regulation, that might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

•	there shall occur a change in the current interpretation by the staff of the SEC that permits the new notes issued pursuant to the exchange offer in exchange for outstanding notes to be offered for resale, resold and otherwise transferred by holders, other than any holder that is a broker-dealer or an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement with any person to participate in the distribution of such new notes.

      We reserve the right to end the exchange offer and reject for exchange any outstanding notes upon the occurrence of any of the preceding conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist.

      In addition, we will reject for exchange any outstanding notes tendered, and no new notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. If any stop order is in effect we will be required to use our best efforts to obtain its withdrawal at the earliest possible time.

      The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

      We have appointed SunTrust Bank as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the addresses listed below:

By Mail, Hand or
By Facsimile Transmission:	Overnight Delivery:	Confirm by Telephone:
(404) 588-7335	25 Park Place, N.E., 24th Floor	(404) 588-7296
Attn: Jack Ellerin	Atlanta, Georgia 30303 Attn: Jack Ellerin

      You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

      Delivery to an address other than as listed above, or transmissions of instructions by a facsimile number other than as listed above, will not constitute a valid delivery.

      The exchange agent makes no representation or warranty, express or implied, as to the accuracy or completeness of (i) any information contained in this registration statement except for information which specifically pertains to the exchange agent itself, or (ii) any information incorporated herein by reference.

Solicitation of Tenders; Fees and Expenses

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer (including, but not limited to, reasonable counsel fees and expenses). We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, certificates representing new notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer, then the amount of the transfer taxes whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange

      If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on such notes. In general, the outstanding notes may be offered or sold only if registered under the Securities Act, unless they are sold under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled “Exchange Offer and Registration Rights Agreement” for a more complete discussion of these registration rights.

      Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. You may wish to consult your financial and tax advisors in making a decision whether or not to tender your outstanding notes. Please refer to the section in this prospectus entitled “Certain United States Federal Tax Considerations” for a more complete discussion of the tax consequences of participating in the exchange offer.

      As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors — If you do not exchange your outstanding notes for new notes, your notes will continue to have restrictions on transfer” for an additional discussion of the consequences of not participating in the exchange offer.

      We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

Resale of New Notes

      As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act.

      A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by a broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. A secondary resale transaction in the United States by a holder using the exchange offer to participate in a distribution of outstanding notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled “Plan of Distribution” for a more complete discussion of your ability to resell the new notes.

      In addition, to comply with the securities laws of some jurisdictions, the new notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations contained therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the new notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any new notes.

DESCRIPTION OF THE NOTES

      The outstanding notes were, and the new notes will be, issued under an Indenture (the “Base Indenture”) dated July 10, 2003, between us and SunTrust Bank, as trustee (the “Trustee”), and a Second Supplemental Indenture thereto dated as of August 19, 2003 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of notes. Capitalized terms that are used in this prospectus have the meanings assigned to them in the Indenture, and we have included those definitions at the end of this section. See “Description of the Notes — Definitions.”

      We have summarized some of the material provisions of the notes and the Indenture below. The following description of the notes is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture.

      As used in this description, the terms “we”, “us” and “our” refer to Buckeye Partners, L.P., and not to any of our subsidiaries or affiliates.

General Description of the Notes

      The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	the exchange notes will not contain provisions relating to the payment of increased interest to the holders of the outstanding notes under the circumstances related to the timing of the exchange offer.

      The notes are:

•	our senior unsecured indebtedness ranking equally in right of payment with all of our existing and future unsubordinated indebtedness and pari passu with the outstanding notes;

•	non-recourse to our general partner;

•	senior in right of payment to any of our future subordinated debt;

•	effectively junior to any of our secured debt to the extent of the collateral securing such debt; and

•	effectively junior to all existing and future debt and other liabilities of our subsidiaries, including our operating partnerships. The notes will not be guaranteed by any of our subsidiaries or any other parties. See “Risk factors — The notes will be junior to our operating partnerships’ debt.”

      The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more additional series. Except to the extent described below, the Indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness.

Further Issuances

      We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes.

Principal, Maturity and Interest

      The notes will mature on August 15, 2033 and bear interest at the annual rate of 6 3/4%. Interest on the notes accrues from August 19, 2003, and is payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2004. We will make each interest payment to the holders of record at the close of business on the February 1 and August 1 preceding such interest payment date. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months. We will issue the notes in denominations of $1,000 and integral multiples of $1,000.

Methods of Receiving Payments on the Notes

      We will make payments on the notes at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to you at your addresses set forth in the register of holders. The Trustee is initially acting as paying agent and registrar. We may change the paying agent or registrar without prior notice to you, and we or any of our subsidiaries may act as paying agent or registrar. However, we will at all times maintain an office or agency in The City of New York where the notes may be presented for payment and where we will be required to make such payment in the event of such presentation.

Ranking; No Liability of General Partner

      The notes are “structurally subordinated” to all indebtedness and other liabilities, including deposits, trade payables and lease obligations, of our subsidiaries. This is because our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and thus the right of you as the holder of the notes, to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including its depositors and trade creditors.

      Our general partner and its directors, officers, employees and stockholder do not have any liability for our obligations under the notes. By accepting the notes, each holder waives and releases our general partner and its directors, officers, employees and stockholder from all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Optional Redemption

      The notes are redeemable, in whole or in part, at our option at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of the notes, and (b) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming 360-day years, each consisting of twelve 30-day months), at the Adjusted Treasury Rate plus 20 basis points plus, in each case, accrued and unpaid interest to the date of redemption.

      “Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date of redemption.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

      “Comparable Treasury Price” means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

      “Quotation Agent” means J.P. Morgan Securities Inc. or another Reference Treasury Dealer appointed by us.

      “Reference Treasury Dealer” means (a) J.P. Morgan Securities Inc. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealers selected by us.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

      Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

      On or before a redemption date, we will deposit with a paying agent (or with the Trustee) sufficient money to pay the redemption price and accrued interest on the notes to be redeemed.

      In the event that less than all of the notes are to be redeemed at any time, the trustee will select notes (or any portion of notes in integral multiples of $1,000) for redemption in the manner as in its sole discretion the Trustee shall deem appropriate and fair. However, no note with a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption and accepted for payment.

Events of Default

      Each of the following constitutes an “Event of Default” with respect to the notes:

•	default in payment when due of the principal of or any premium on the notes at maturity;

•	default for 30 days in the payment when due of interest on the notes;

•	failure for 90 days after receipt of notice from the Trustee or the holders to comply with any other term, covenant or warranty in the Indenture or the notes;

•	failure to pay when due principal of or interest on debt greater than $100 million of us or any of our subsidiaries or acceleration of such debt;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of issuance of any notes, if (a) that default (x) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”), or (y) results in the acceleration of the maturity of such Indebtedness to a date prior to its originally stated maturity, and, (b) in each case described in clauses (x) or (y) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more; or

•	certain specified events in bankruptcy, insolvency or reorganization of us or any of our subsidiaries.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders) may, and the Trustee at the request of such holders shall, declare the entire principal of and accrued and unpaid interest, if any, on the notes to be immediately due and payable.

Consolidation, Merger or Sale

      We may consolidate or merge with or into any other Person and may sell, lease or transfer all or substantially all of our assets to any Person, provided that:

•	the resulting Person, if other than us, is organized under the laws of the United States, any state or the District of Columbia;

•	we are the surviving Person in the case of a merger or the remaining or acquiring Person expressly assumes our obligations under the Indenture and the notes; and

•	immediately after giving effect to the transaction no Event of Default exists.

      The resulting Person will be substituted for us under the Indenture and the notes with the same effect as if it had been an original party thereto. Thereafter, the successor may exercise our rights and powers under the Indenture and the notes, in our name or in its own name. Any act or proceeding required or permitted to be done by the board of directors of our general partner or any of our officers may be done by the board of directors or officers of the successor. If we sell or transfer all or substantially all of our assets and the acquiring Person assumes all of our obligations under the Indenture and the notes, we will be released from all of our liabilities and obligations under the Indenture and under the notes.

Modification of the Indenture

      Generally, the Indenture will permit us to execute supplemental indentures to amend or modify the provisions of the Indenture. However, no modification or amendment of the Indenture may, without the consent of the holders of a majority in aggregate principal amount of each series of notes outstanding under the Indenture affected thereby,

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount thereof or premium, if any, on or the rate of interest or the method of computation of interest;

•	reduce the percentage in principal amount of any note required for any such supplemental indenture or for any waiver provided for in this Indenture;

•	change our obligation to maintain an office or agency for payment of any note and the other matters specified in the Indenture;

•	impair the right to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on, any notes; or

•	modify any of the provisions of the Indenture relating to the execution of supplemental indentures with the consent of holders of notes which are discussed above or modify any provisions relating to the waiver by holders of notes of past defaults and covenants, except to increase any required percentage or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby.

Covenants

Limitations on Liens

      We will not, nor will we permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any lien upon any Principal Property or upon any Capital Interests of any Restricted Subsidiary owning or leasing any Principal Property, whether owned or leased or hereafter acquired, to secure any of our debt or any debt of any other Person (other than the notes issued thereunder), without in any such case making effective provision whereby the notes shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. The following are excluded from this restriction:

(1) Permitted Liens;

(2) any lien upon any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

(3) any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(4) any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary); provided, however, that such lien only encumbers the property or assets so acquired;

(5) any lien upon any property or assets of a Person existing thereon at the time such person becomes a Restricted Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such Person at the time such person becomes a Restricted Subsidiary;

(6) any lien upon any of our property or assets or the property or assets of any Restricted Subsidiary in existence on the Issue Date or provided for pursuant to agreements existing on the Issue Date;

(7) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement in an aggregate amount not in excess of $1 million as to which we or the applicable Restricted Subsidiary has not exhausted its appellate rights;

(8) any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancings, refundings or replacements of liens, in whole or in part, referred to above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such lien shall be in an amount not greater than the amount of the obligations secured by the original lien and any of our expenses and the expenses of our Restricted Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(9) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing our debt or debt of any Restricted Subsidiary.

      Notwithstanding the foregoing, we may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer any lien upon any Principal Property to secure our debt or debt of any Person other than the notes, that is not excepted above, without securing the notes, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions, excluding Sale-Leaseback Transactions permitted under “Covenants — Limitations on sale-leasebacks,” does not exceed 10% of Consolidated Net Tangible Assets.

Limitations on Sale-Leasebacks

      We will not, and will not permit any Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction,

development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) the Attributable Indebtedness from that Sale-Leaseback Transaction is an amount equal to or less than the amount that we or such Subsidiary would be allowed to incur as debt secured by a lien on the Principal Property subject thereto without equally and ratably securing the notes; or

(4) we or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, apply or cause to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt of us or any Subsidiary, or (B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of our business or that of our Subsidiaries.

      Notwithstanding the foregoing, we may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted above, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the notes) secured by liens upon Principal Properties not excepted in “Covenants — Limitations on liens,” do not exceed 10% of the Consolidated Net Tangible Assets.

SEC Reports

      Regardless of whether we are required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will electronically file with the SEC, so long as the notes are outstanding, the annual, quarterly and other periodic reports that we are required to file (or would otherwise be required to file) with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act, and such documents will be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which we are required to file (or would otherwise be required to file) such documents, unless, in each case, such filings are not then permitted by the SEC.

      If such filings are not then permitted by the SEC, or such filings are not generally available on the Internet free of charge, we will provide the Trustee with, and the Trustee will mail to any holder of notes requesting in writing to the Trustee copies of, such annual, quarterly and other periodic reports specified in Sections 13 and 15(d) of the Securities Exchange Act within 15 days after its Required Filing Date.

      In addition, we will furnish to the holders of notes and to prospective investors, upon the requests of holders of notes, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the notes are not freely transferable under the Securities Act.

Defeasance and Discharge

      We may choose to either discharge our obligations under the notes in a legal defeasance, or to release ourselves from our covenant restrictions under the notes in a covenant defeasance. We may do so at any time (provided certain other conditions contained in the Indenture are met) after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date of the notes.

      If we choose the legal defeasance option, the holders of notes will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of notes, replacement of lost, stolen, destroyed or mutilated notes, conversion or exchange of notes, and receipt of principal and interest on the original stated due dates.

      We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the Trustee, we meet some specific requirements. Among other things:

•	we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income, gain or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•	we may not have a default on the notes discharged on the date of deposit;

•	the discharge may not violate any of our agreements other than the notes and the Indenture; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Concerning the Trustee

      SunTrust Bank is the indenture trustee, authenticating agent, security registrar and paying agent with respect to the notes. The Trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this prospectus, except for such information that specifically pertains to the Trustee, or any information incorporated by reference.

Governing Law

      The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Definitions

      “Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such Sale-Leaseback Transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

      “Board of Directors” means the board of directors of our General Partner, or the executive or any other committee of that board duly authorized to act in respect thereof.

      “Capital Interests” means any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

      “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom:

(1) all current liabilities excluding:

•	any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

•	current maturities of long-term debt;

and

(2) the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

      “Funded Debt” means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

      “Issue Date” means with respect to the outstanding notes, the date on which the outstanding notes were initially issued.

      “Material Adverse Effect” means:

(1) an impairment of the operation by us and our Restricted Subsidiaries of our pipeline systems and the pipeline systems of our Restricted Subsidiaries which materially adversely affects the manner in which such pipeline systems, taken as a whole, have been operated by us and our Restricted Subsidiaries (whether due to damage to, or a defect in the right, title or interest of us or any of our Restricted Subsidiaries in and to, any of the assets constituting such pipeline system or for any other reason);

(2) a material decline in the financial condition or results of operations or business prospects of us and our Restricted Subsidiaries, taken as a whole; or

(3) an inability of us to make timely payments of principal and interest on the notes, in each case as a result (whether or not simultaneous) of the occurrence of one or more events and/or the materialization or failure to materialize of one or more conditions and/or the taking of or failure to take one or more actions described in the Indenture by reference to a Material Adverse Effect.

      “Pari Passu Debt” means any of our Funded Debt, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Funded Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Funded Debt shall be subordinated in right of payment to the notes.

      “Permitted Liens” means:

(1) liens upon rights-of-way for pipeline purposes;

(2) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

(3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(4) liens of taxes and assessments which are:

•	for the then current year,

•	not at the time delinquent, or

•	delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

(5) liens of, or to secure performance of, leases, other than capital leases;

(6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

(7) any lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(8) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulation;

(9) any lien in favor of us or any Restricted Subsidiary;

(10) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(11) any lien securing industrial development, pollution control or similar revenue bonds;

(12) any lien securing our debt or debt of any Restricted Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such “substantial concurrence,” taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the notes) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the notes), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any Restricted Subsidiary in connection therewith;

(13) liens in favor of any Person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

(14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(15) any lien or privilege vested in any grantor, lessor or licensor or permittor for rent or other charges due or for any other obligations or acts to be performed, the payment of which rent or other charges or performance of which other obligations or acts is required under leases, easements, rights-of-way, leases, licenses; franchises, privileges, grants or permits, so long as payment of such rent or the performance of such other obligations or acts is not delinquent or the requirement for such payment or performance is being contested in good faith by appropriate proceedings;

(16) defects and irregularities in the titles to any property which do not have a Material Adverse Effect;

(17) easements, exceptions or reservations in any of our property or any property of any of its Restricted Subsidiaries granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes for the joint or common use of real property, facilities and equipment, which do not have a Material Adverse Effect;

(18) rights reserved to or vested in any grantor, lessor, licensor, municipality or public authority to control or regulate any of our property or any property of our Restricted Subsidiaries or to use any such property; provided, that we or such Restricted Subsidiary shall not be in default in respect of any material obligation (except that we or such Restricted Subsidiary may be contesting any such obligation in good faith) to such grantor, lessor, licensor, municipality or public authority; and provided, further, that such control, regulation or use will not have a Material Adverse Effect;

(19) any obligations or duties to any municipality or public authority with respect to any lease, easement, right-of-way, license, franchise, privilege, permit or grant; or

(20) liens or burdens imposed by any law or governmental regulation, including, without limitation, those imposed by environmental and zoning laws, ordinances, and regulations; provided, in each case, we or any of our Restricted Subsidiaries is not in default in any material obligation (except that we or such Restricted Subsidiary may be contesting any such obligation in good faith) to such Person in respect of such property; provided, further, that the existence of such liens and burdens do not have a Material Adverse Effect.

      “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

      “Principal Property” means, whether owned or leased on the date of the Indenture or thereafter acquired:

(1) any of our pipeline assets or the pipeline assets of any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, that are located in the United States of America or any territory or political subdivision thereof; and

(2) any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located in the United States or any territory or political subdivision thereof; except, in either case above:

•	any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and

•	any such assets, plant or terminal which, in the good faith opinion of the Board of Directors, is not material in relation to our activities or the activities of us and our Subsidiaries, taken as a whole.

      “Restricted Subsidiary” shall mean our Subsidiaries identified on Exhibit A of the Base Indenture as well as any of our Subsidiaries formed after the date of the Indenture that has not been designated by the Board of Directors, at its creation or acquisition, as an Unrestricted Subsidiary. We may thereafter redesignate an Unrestricted Subsidiary as a Restricted Subsidiary and it will thereafter be a Restricted Subsidiary; provided that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary; and provided, further, that no Subsidiary may be designated as an Unrestricted Subsidiary at any time other than at its creation or acquisition.

      “Sale-Leaseback Transaction” means the sale or transfer by us or any Subsidiary of any Principal Property to a Person (other than us or a Subsidiary) and the taking back by us or any Subsidiary, as the case may be, of a lease of such Principal Property.

      “Stated Maturity” means the date specified in the notes as the fixed date on which the principal of the notes or such installment of principal or interest is due and payable.

      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares or Capital Interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof; or

(2) in the case of a partnership, more than 50% of the partners’ Capital Interests, considering all partners’ Capital Interests as a single class is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

      “Unrestricted Subsidiary” shall mean our subsidiaries identified on Exhibit A of the Base Indenture as well as any Subsidiary formed after the date of the Base Indenture that has been designated by the Board of

Directors as an “Unrestricted Subsidiary” at the time of its creation or acquisition; provided that no debt or other obligation of such Unrestricted Subsidiary may be assumed or guaranteed by us or any Restricted Subsidiary, nor may any of our assets or any of the assets of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, become encumbered or otherwise subject to the satisfaction thereof.

EXCHANGE OFFER AND REGISTRATION RIGHTS AGREEMENT

      As used in this description, the terms “we,” “us” and “our” refer to Buckeye Partners, L.P., and not to any of our subsidiaries or affiliates.

      We entered into a registration rights agreement with the initial purchasers relating to the outstanding notes. Pursuant to the registration rights agreement, we agreed, at our cost, for the benefit of the holders of the notes, to use our reasonable best efforts to:

•	no later than November 17, 2003, file a registration statement with the SEC with respect to a registered offer to exchange the notes for our new notes having terms substantially identical in all material respects to the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions);

•	cause the exchange offer registration statement to be declared effective under the Securities Act as soon as practicable after the date it is filed; and

•	cause the exchange offer to be consummated not later than February 15, 2004.

      Promptly following the effectiveness of the exchange offer registration statement, we will offer the new notes in exchange for the surrender of the outstanding notes. We will keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of outstanding notes. For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such outstanding note will receive a new note having a principal amount equal to that of the surrendered outstanding note. Interest on new note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor or, if no interest has been paid on such outstanding note, from the date of its original issue.

      Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery with respect to resales of such new notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like this exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes for 180 days following the expiration date.

      A holder of outstanding notes (other than certain specified holders) who wishes to exchange such outstanding notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not our “affiliate,” as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If a holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

      In the event that:

•	applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer; or

•	for any other reason the exchange offer is not consummated on or prior to February 15, 2004; or

•	upon completion of the exchange offer, an initial purchaser so requests in connection with any offering or sale of outstanding notes, provided such outstanding notes constitute a portion of an unsold allotment, we will, subject to certain conditions, at our cost:

•	use our reasonable best efforts to file as soon as practicable after such determination, date or request, as the case may be, a shelf registration statement covering resales of the outstanding notes; and

•	use our reasonable best efforts to keep the shelf registration statement continuously effective for a period of two years after the latest date on which any outstanding notes were originally issued or, if earlier, until all the Registrable Securities covered by the shelf registration statement are sold thereunder or cease to be Registrable Securities.

      We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which forms a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes, as the case may be. A holder selling such notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreements which are applicable to such holder (including certain indemnification obligations).

      If a Registration Default (as defined below) occurs, then we will be required to pay additional interest to each holder of Registrable Securities. During the first 90-day period that a Registration Default occurs and is continuing, we will pay additional interest on the Registrable Securities at a rate of 0.25% per annum. If a Registration Default occurs and continues for a period of more than 90 days, then the amount of additional interest we are required to pay on the Registrable Securities will increase, effective from the 91st day in such period, by an additional 0.25% per annum until all Registration Defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per annum. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the outstanding notes in the same manner as interest payments on the outstanding notes, with payments being made on the interest payment dates for outstanding notes. Following the cure of all Registration Defaults, no more additional interest will accrue unless a subsequent Registration Default occurs. Additional interest will not be payable on any notes other than Registrable Securities.

      You will not be entitled to receive any additional interest on any Registrable Securities if you are, at any time while the exchange offer is pending, eligible to exchange, and do not validly tender, your Registrable Securities for exchange notes in the exchange offer.

      A “Registration Default” would occur if:

•	the exchange offer registration statement is not filed with the SEC on or prior to November 17, 2003;

•	the exchange offer is not completed on or prior to February 15, 2004; or

•	a shelf registration statement is required to be filed, and the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the outstanding notes for periods specified in the registration rights agreement.

      “Registrable Securities” shall mean the outstanding notes; provided that any outstanding notes shall cease to be Registrable Securities when (1) a registration statement with respect to such outstanding notes has been declared effective under the Securities Act and such notes have been exchanged or disposed of pursuant to such registration statement, (2) when such outstanding notes are eligible to be sold pursuant to Rule 144(k)

(or any similar provision then in force, but not Rule 144A) under the Securities Act or (3) when such outstanding notes cease to be outstanding.

      The summary herein of certain provisions of the registration rights agreement and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, the indenture and the notes.

BOOK-ENTRY, DELIVERY AND FORM

      Except as set forth below, the new notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The outstanding notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

      Except as set forth below, the global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

      We expect that pursuant to procedures established by DTC:

•	upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, accounts of persons who have accounts with DTC, or participants, with portions of the principal amount of the global notes, and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee with respect to participants and the records of participants with respect to interests of persons other than participants.

      So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

      Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

      We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

      Notes that are issued as described below under “Certificated Notes,” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon the transfer of Certificated Notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

      DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

      If (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated securities; or (3) there has occurred and is continuing an Event of Default with respect to the notes, then, upon surrender by DTC of its global note, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global note. In addition, any person having a beneficial interest in a global note or any holder of outstanding notes whose outstanding notes have been accepted for exchange may, upon written request to the Trustee or the Exchange Agent, as the case may be, exchange such beneficial interest or outstanding notes for Certificated Notes.

      Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

      Neither we nor the Trustee shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related new notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following general discussion summarizes certain United States federal income tax considerations associated with the exchange of outstanding notes for exchange notes and the beneficial ownership and disposition of the exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated under the Code and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion only addresses tax considerations for beneficial owners of the notes that hold the notes as “capital assets” within the meaning of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the notes in light of their particular circumstances or to beneficial owners of the notes subject to special treatment under United States federal income tax laws, such as brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, insurance companies, tax-exempt organizations, retirement plans, persons subject to the alternative minimum tax, persons who hold the notes as part of a hedge, straddle, conversion transaction or other integrated instrument, persons whose functional currency is not the U.S. dollar, partnerships (or other entities treated as partnerships for United States federal income tax purposes), expatriates, or persons deemed to sell the notes under the constructive sale provisions of the Code.

      If a partnership holds notes, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will be holding notes, you should consult your own tax advisor regarding the tax consequences of the ownership and disposition of the notes.

      This discussion does not address any state, local or foreign tax considerations relating to the exchange, ownership and disposition of the notes. You should consult your own tax advisor as to the specific tax consequences to you of the exchange, ownership and disposition of the notes pursuant to United States federal income tax law and the laws of any other taxing jurisdiction.

Exchange of Notes Pursuant to the Exchange Offer

      The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, you will not recognize gain or loss upon the receipt of the exchange notes. Your adjusted tax basis in an exchange note will be the same as the adjusted tax basis in the outstanding note exchanged therefor. Your holding period of the exchange note will include the holding period of the outstanding note exchanged therefor.

United States Holders

      If you are a “United States Holder,” as defined below, this section applies to you. Otherwise, the next section, “Non-United States Holders,” applies to you.

      Definition of United States Holder. You are a “United States Holder” if you are a beneficial owner of a note and you are:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

      Payment of Interest. In general, interest payable on a note will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, in accordance with such United States Holder’s method of accounting for federal income tax purposes.

      We intend to take the position for United States federal income tax purposes that any payments of additional interest, as described under “Exchange Offer and Registration Rights Agreement,” should be taxable to you as additional interest income when received or accrued, in accordance with your method of accounting. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional amounts would have to be paid was a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility was a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income with respect to such additional amounts. If we are required to pay additional interest on the notes, we encourage you to consult your own tax advisors concerning the appropriate tax treatment of the payment of such additional interest.

      Market Discount. Under the market discount rules of the Code, a United States Holder who purchases a note at a market discount will generally be required to treat any gain recognized on the sale, exchange, retirement or other taxable disposition of the note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Market discount is generally defined as the amount by which a United States Holder’s purchase price for a note is less than the note’s stated redemption price at maturity (generally, the note’s principal amount) on the date of purchase, subject to a statutory de minimus exception. In general, market discount accrues on a ratable basis over the remaining term of the note unless a United States Holder makes an irrevocable election to accrue market discount on a constant yield to maturity basis.

      A United States Holder who acquires a note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry such note until the United States Holder disposes of the note in a taxable transaction. A United States Holder who has elected under applicable Code provision to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (“IRS”).

      Bond Premium. A United States Holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a premium equal to such excess, and may elect to amortize the premium over the remaining term of the note using a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder’s interest income from the note. A United States Holder that elects to amortize bond premium must reduce its tax basis in the note by the premium amortized. Bond premium on a note held by a United States Holder that does not make this election will decrease the gain or increase the loss otherwise recognized on the disposition of the note. The election to amortize premium using the constant yield method, once made, applies to all obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

      Sale or Other Taxable Disposition of the Notes. A United States Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of the gain or loss will equal the difference between the amount received for the note (in cash or other property, valued at fair market value), except to the extent amounts received are attributable to accrued and unpaid interest on the note (which amounts will be taxed as ordinary income), and the adjusted tax basis in the note.

      Subject to the market discount rules discussed above, the gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at this time of disposition, the note has been held for more than one year. Long-term capital gain recognized by an individual or non-corporate United States Holder generally is subject to a reduced federal tax rate. Capital losses are subject to limits on deductibility.

      Backup Withholding and Information Reporting. You may be subject to backup withholding tax when you receive interest payments on the note or proceeds upon the sale or other disposition of the note. Certain holders (including, among others, corporations and financial institutions) generally are not subject to backup withholding. In addition, the backup withholding tax will not apply to you if you provide your social security or other taxpayer identification number, or TIN, using a Form W-9, unless:

•	the IRS notifies us or our paying agent that the TIN you provided is incorrect;

•	you underreport interest and dividend payments that you receive on your tax return and the IRS notifies us or our paying agent that withholding is required;

•	you fail to certify under penalties of perjury that you are not subject to backup withholding; or

•	you fail to certify under penalties of perjury that you are a U.S. person (including a U.S. resident alien).

      The backup withholding rate currently is 28%. After December 31, 2010, the backup withholding rate will be increased to 31%.

      If the backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

      A United States Holder also will be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes unless such United States Holder is a corporation or other exempt recipient and appropriately establishes an exception.

Non-United States Holders

      The following general discussion is limited to the United States federal income and estate tax consequences relevant to a “Non-United States Holder.” A “Non-United States Holder” is any person other than a United States Holder.

      Special rules may apply to certain Non-United States Holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” as such terms are defined in the Code. If you are a Non-United States Holder, you should consult your own tax advisor to determine the particular United States federal, state, local and other tax consequences that may be relevant to you.

      Payment of Interest. Subject to the discussion below concerning backup withholding, a Non-United States Holder will not be subject to United States federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the “portfolio interest exemption.” This will be the case if each of the following requirements is satisfied:

•	the interest is not United States trade or business income;

•	the Non-United States Holder does not actually or constructively own 10% or more of our capital or profits interests;

•	the Non-United States Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to us; and

•	the Non-United States Holder provides the paying agent with the appropriate certification.

The certification requirement generally will be satisfied if the Non- United States Holder provides the paying agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-United States Holder and stating, among other things, that the Non-United States Holder is not a U.S. person. The certification requirement also can be satisfied if a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on behalf of the Non-United

States Holder and certifies, under penalties of perjury, either that it has received IRS Form W-8BEN from the Non-United States Holder or from another qualifying financial institution intermediary or that it is permitted to establish and has established the foreign status of the Non-United States Holder through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain non-United States intermediaries or certain non-United States partnerships, such non-United States intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury regulations. Prospective Non-United States Holders should consult with their tax advisors regarding alternative methods for satisfying the certification requirement.

      If the portfolio interest exemption is not satisfied with respect to a Non- United States Holder, a 30% withholding tax will apply to interest paid on the notes to such Non- United States Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-United States Holder claiming the benefit of such treaty must provide the paying agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form). Alternatively, an exemption applies if the interest is United States trade or business income and the Non-United States holder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-United States Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as United States Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-United States Holders that are corporations could be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

      Sale or Other Taxable Disposition of the Notes. A Non-United States Holder generally will not be subject to United States federal income tax on gain realized on a sale, exchange, redemption, retirement, or other taxable disposition of a note (except with respect to gain treated as accrued and unpaid interest, which may be taxable as such) unless:

•	such gain is effectively connected with the conduct of a trade or business within the United States, in which case such gain generally will be subject to United States federal income tax on a net basis at the rates applicable to United States persons, unless an applicable income tax treaty provides otherwise (and, if the Non-United States Holder is a corporation, generally subject to 30% branch profits tax, unless an applicable income tax treaty provides otherwise); or

•	such Non-United States Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case the Non-United States Holder generally will be required to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain.

      United States Federal Estate Taxes. A note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for purposes of the United States federal estate tax as a result of the individual’s death if the individual did not at the time of death actually or constructively own 10% or more of the capital or profits interests in us and the income on the note would not have been effectively connected with a United States trade or business of the individual at the individual’s death.

      Backup Withholding and Information Reporting. Certain Non-United States Holders may be subject to information reporting and backup withholding with respect to payments of interest, principal and premium (if any) on the notes. Treasury regulations provide that such information reporting and backup withholding generally will not apply to interest payments on the notes to a Non-United States Holder if such Non-United States Holder certifies that it is not a United States person under penalties of perjury or otherwise establishes an exemption.

      Additional information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note (including redemption) by a Non-United States Holder are as follows:

•	If the proceeds are paid to or through the United States office of a broker, they generally will be subject to information reporting and backup withholding unless the Non-United States Holder certifies that it is not a United States person under penalties of perjury or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person, they generally will not be subject to information reporting or backup withholding.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person, they generally will be subject to information reporting (but not backup withholding) unless the Non-United States Holder certifies that it is not a United States person under penalties of perjury or otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder generally will be allowed as a refund or a credit against such Non-United States Holder’s United States federal income tax liability, provided that the required procedures are followed.

      In addition to the foregoing, the amount of interest paid on or with respect to the notes held by each Non-United States Holder during each calendar year and the amount of tax, if any, withheld from such payments must be reported to such Non- United States Holder and the IRS. Copies of the information returns reporting such interest and withholding also may be made available by the IRS to the tax authorities in the country in which a Non-United States holder is a resident under the provisions of an applicable income tax treaty.

      The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to a holder in light of its particular circumstances and tax situation. A holder should consult its own tax advisor as to the specific tax consequences to such holder of the ownership and disposition of the notes, including the application and effect of state, local, foreign and other tax laws.

PLAN OF DISTRIBUTION

      Until 90 days after the date of this prospectus, all dealers effecting transactions in the new notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes only where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which this exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days from the date on which this exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Legal matters with respect to the validity of the exchange notes will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the Partnership’s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Buckeye Partners, L.P.

Offer to Exchange

$150,000,000 of our 6 3/4% Notes due 2033

PROSPECTUS

November      , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      The amended and restated partnership agreement of Buckeye Partners, L.P. and the amended and restated agreements of limited partnership of the operating partnerships (the “Operating Partnership Agreements,” and together with the Partnership Agreement, the “Partnership Agreements”) provide that the Partnership or Operating Partnership, as the case may be, will indemnify (to the extent permitted by applicable law) certain persons (each, an “Indemnitee”) against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreements or the property, business, affairs or management of Buckeye Partners, L.P. or any operating partnership. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include the general partner, any affiliate of the general partner, any person who is or was a director, officer, employee or agent of the general partner or any affiliate, or any person who is or was serving at the request of the general partner or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. Buckeye Partners, L.P. maintains a liability insurance policy on behalf of the Indemnitees.

      Section 145 of the Delaware General Corporation Law sets forth the extent to which a person is a director or officer of a Delaware corporation or serves at the request of Delaware corporation as a director, officer, employee or agent of any other enterprise may be indemnified against any liabilities they may incur in their capacity as such. Article VI of the bylaws of the general partner of Buckeye Partners, L.P. provides for the indemnification of directors and officers of the General Partner and such directors and officers who serve at the request of the general partner as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

Item 21.	Exhibits and Financial Statement Schedules.

      The following documents are filed herewith or incorporated herein by reference.

Exhibit No.		Description

4	.1*	Indenture, dated as of July 10, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee.
4	.2*	First Supplemental Indenture, dated as of July 10, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee.
4	.3*	Second Supplemental Indenture, dated as of August 19, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee.
4	.4*	Form of Buckeye Partners, L.P. 6 3/4% Note due 2033 (included as part of the Second Supplemental Indenture at Exhibit 4.3).
4	.5*	Registration Rights Agreement, dated August 19, 2003, by and among Buckeye Partners, L.P. and the Initial Purchasers named therein relating to the 6 3/4% Notes due 2033.
4	.6**	Credit Agreement, dated as of September 5, 2001, among Buckeye Partners, L.P., SunTrust Bank and the other signatories thereto.
4	.7***	Amendment No. 1, dated as of September 4, 2002, Amendment No. 2, dated as of June 12, 2003, Amendment No. 3, dated as of June 27, 2003, and Amendment No. 4, dated as of September 3, 2003, each to the Credit Agreement, dated as of September 5, 2001, among Buckeye Partners, L.P., SunTrust Bank and the other signatories thereto.
5.1		Opinion of Morgan, Lewis & Bockius LLP.

Exhibit No.		Description

12.1		Statement regarding Computation of Ratios of Earnings to Fixed Charges.
23.1		Consent of Deloitte & Touche, LLP.
23.3		Consent of Morgan, Lewis & Bockius LLP (included as part of the Opinion at Exhibit 5.1).
24	.1*	Power of Attorney.
25	.1****	Statement of Eligibility of Trustee on Form T-1.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.
99	.3*	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner.

*	Previously filed.

**	Previously filed as Exhibit 10.15 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated by reference herein.

***	Previously filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and incorporated by reference herein.

****	Previously filed as Exhibit 25.1 to the registrant’s Registration Statement on Form S-3 (Registration No. 333-102531) filed on January 15, 2003 and incorporated by reference herein.

Item 22.	Undertakings.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania on the 12th day of November, 2003.

BUCKEYE PARTNERS, L.P.

By:	Buckeye Pipe Line Company,

as General Partner

By:	WILLIAM H. SHEA, JR.

William H. Shea, Jr.
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian F. Billings	Director	November 12, 2003

* Joseph A. LaSala, Jr.	Director	November 12, 2003

* Edward F. Kosnik	Director	November 12, 2003

* Alfred W. Martinelli	Chairman of the Board and Director	November 12, 2003

* David J. Martinelli	Director	November 12, 2003

* Jonathan O’ Herron	Director	November 12, 2003

* Steven C. Ramsey	Senior Vice President-Finance and Chief Financial Officer (Principal Accounting and Financial Officer)	November 12, 2003

* William H. Shea, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2003

Signature		Title	Date

* Frank S. Sowinski		Director	November 12, 2003

* Ernest R. Varalli		Director	November 12, 2003

*By:	STEPHEN C. MUTHER Stephen C. Muther, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.		Description of Exhibits

4	.1*	Indenture, dated as of July 10, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee.
4	.2*	First Supplemental Indenture, dated as of July 10, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee.
4	.3*	Second Supplemental Indenture, dated as of August 19, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee.
4	.4*	Form of Buckeye Partners, L.P. 6 3/4% Note due 2033 (included as part of the Second Supplemental Indenture at Exhibit 4.3).
4	.5*	Registration Rights Agreement, dated August 19, 2003, by and among Buckeye Partners, L.P. and the Initial Purchasers named therein relating to the 6 3/4% Notes due 2033.
4	.6**	Credit Agreement, dated as of September 5, 2001, among Buckeye Partners, L.P., SunTrust Bank and the other signatories thereto.
4	.7***	Amendment No. 1, dated as of September 4, 2002, Amendment No. 2, dated as of June 12, 2003, Amendment No. 3, dated as of June 27, 2003, and Amendment No. 4, dated as of September 3, 2003, each to the Credit Agreement, dated as of September 5, 2001, among Buckeye Partners, L.P., SunTrust Bank and the other signatories thereto.
5.1		Opinion of Morgan, Lewis & Bockius LLP.
12.1		Statement regarding Computation of Ratios of Earnings to Fixed Charges.
23.1		Consent of Deloitte & Touche, LLP.
23.3		Consent of Morgan, Lewis & Bockius LLP (included as part of the Opinion at Exhibit 5.1).
24	.1*	Power of Attorney.
25	.1****	Statement of Eligibility of Trustee on Form T-1.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.
99	.3*	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner.

*	Previously filed.

**	Previously filed as Exhibit 10.15 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated by reference herein.

***	Previously filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and incorporated by reference herein.

****	Previously filed as Exhibit 25.1 to the registrant’s Registration Statement on Form S-3 (Registration No. 333-102531) filed on January 15, 2003 and incorporated by reference herein.